UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2004

PROVIDIAN FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-12897	94-2933952
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Mission Street San Francisco, California		94105
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 543-0404

N/A
(Former name or former address, if changed since last report)

Item 5. Other Events.

Reported Net Credit Loss and Delinquency Rates.  Providian Financial Corporation’s reported net credit loss rate for the month ended January 31, 2004 and its 30+ day reported delinquency rate as of January 31, 2004 are presented in the table below. Reported net credit loss and delinquency rates exclude the impact of loans receivable removed or reclassified from loans receivable on the Company’s balance sheet through its securitizations.

Net Credit Loss Rate (1) (3)	30+ Day Delinquency Rate (2) (3)
(Annualized) (Unaudited)	(Unaudited)

8.76%	6.58%

(1)          Represents the principal amounts of reported loans receivable that have been charged off, less the total amount of recoveries on previously charged-off loans, expressed as a percentage of the average reported loans receivable during the period, multiplied by 12. Recoveries include proceeds from the sale of charged-off assets to third parties. Total average reported loans exclude a decrease of $0.4 million for market value adjustments related to the fair value of designated financial instruments.

(2)          Represents reported loans that are 30+ days past due as of the last day of the monthly period, divided by the total reported loans as of the last day of the monthly period. Total reported loans exclude a decrease of $0.3 million for market value adjustments related to the fair value of designated financial instruments.

(3)          In January 2004, the designation of additional accounts to the Providian Gateway Master Trust with aggregate balances of approximately $361 million is estimated to have decreased the reported net credit loss rate by approximately 16 basis points and to have increased the reported 30+ day delinquency rate by approximately 36 basis points.

Providian Gateway Master Trust Net Credit Loss and Delinquency Rates.  Providian Gateway Master Trust’s net credit loss rate for the month ended January 31, 2004 and its 30+ day delinquency rate as of January 31, 2004 are presented in the table below.

Trust Net Credit Loss Rate (1) (3)	30+ Day Trust Delinquency Rate (2) (3)
(Annualized) (Unaudited)	(Unaudited)

17.36%	11.48%

(1)          Principal charge-offs for the monthly period for loans in the Trust less the total amount of recoveries on previously charged-off loans, divided by the principal receivables outstanding in the Trust as of the last day of the prior monthly period, multiplied by 12. Recoveries include proceeds from the sale of charged-off assets to third parties. During a month in which an addition of accounts to the Trust takes place, the weighted average principal receivables outstanding in the Trust is used as the denominator (calculated based on the principal receivables outstanding in the Trust as of the last day of the prior monthly period and the principal receivables outstanding in the Trust immediately following such addition).

(2)          Total loans in the Trust that are 30+ days past due as of the last day of the monthly period, divided by the total loans in the Trust as of the last day of the monthly period.

(3)          In January 2004, the designation of additional accounts to the Providian Gateway Master Trust with aggregate balances of approximately $361 million is estimated to have increased the Trust net credit loss rate by approximately 5 basis points and to have decreased the Trust 30+ day delinquency rate by approximately 21 basis points.

Providian Gateway Master Trust Excess Spread.  Series-specific three-month average excess spreads for the Providian Gateway Master Trust for the month ended January 31, 2004 are presented in the table below.

Excess Spread by Series (1)

(Annualized) (Unaudited)

	Three-Month Average Excess Spread	Class A Invested Amount (2)	Class A Expected Final Payment Date
Series 2000-A	5.09%	$566,660,000	April 15, 2005
Series 2000-B	5.36%	$625,000,000	September 15, 2005
Series 2001-A	5.43%	$500,000,000	March 15, 2004
Series 2001-B	5.38%	$850,000,000	April 17, 2006
Series 2001-C	5.42%	$550,000,000	May 17, 2004
Series 2001-D	5.27%	$650,000,000	May 15, 2008
Series 2001-E	5.33%	$650,000,000	June 15, 2006
Series 2001-F	5.47%	$350,000,000	July 15, 2004
Series 2001-G	5.33%	$400,000,000	July 15, 2008
Series 2001-H	5.22%	$375,000,000	September 15, 2006
Series 2002-A (4)	5.09%	$1,120,557,492	December 15, 2004 (3)
Series 2002-B	5.17%	$750,000,000	December 15, 2005
Series 2003-A	N/A (5)	$500,000,000	December 15, 2006

(1)          Excess spread for a series is based on the series’ portfolio yield (generally, finance charge, fee and interchange collections allocated to the series minus principal charge-offs, net of recoveries including proceeds from the sale of charged-off loans to third parties, allocated to the series) less the series’ base rate (generally, interest payable to series investors, servicing fees allocated to the series, and, for some series, certain fees payable to third-party credit enhancers), in each case measured as a percentage of the series’ invested amount. A pay out event for a series will occur, and early amortization of the series will begin, if the three-month average excess spread for the series is less than 0%.

(2)          Class A Invested Amounts are as of January 31, 2004. These exclude the Invested Amounts of subordinated classes held by third-party investors, in the aggregate amount of $1,035,799,508 for all series.

(3)          Series 2002-A does not have a Class A Expected Final Payment Date. This series has a scheduled amortization period for the payment of principal for which the initial payment date is listed in the table above. Commencement of the scheduled amortization period is subject to extension under certain circumstances.

(4)          For Series 2002-A, a pay out event will occur, and early amortization of the series will begin, if a pay out event with respect to any other series of the Providian Gateway Master Trust occurs.

(5)          Series 2003-A was issued on December 18, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROVIDIAN FINANCIAL CORPORATION
(Registrant)

Date: February 17, 2004	By:	/s/ Daniel Sanford
Daniel Sanford
Executive Vice President and Controller